As filed with the Securities and Exchange Commission on June 10, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

__________________

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

__________________

PHILLIPS-VAN HEUSEN CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	13-1155910
(State or Other Jurisdiction of	(I.R.S Employer
Incorporation or Organization)	Identification Number)

200 Madison Avenue

New York, New York 10016

(Address of Principal Executive Offices)

___________________

Phillips-Van Heusen Corporation Associates Investment Plan For Hourly Associates	Phillips-Van Heusen Corporation Associates Investment Plan For Salaried Associates
Phillips-Van Heusen Corporation Associates Investment Plan for Residents of the Commonwealth of Puerto Rico

___________________

Mark D. Fischer, Esq.

Vice President, Secretary

and General Counsel

200 Madison Avenue

New York, New York  10016

(212) 381-3500

(Name, Address and Telephone

Number of Agent for Service)

___________________

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share*	Proposed maximum aggregate offering price*	Amount of registration fee
Common Stock, par value $1.00 per share.................	450,000+	$ 31.36	$ 14,112,000	$ 1,661

In addition, pursuant to Rule 416 (c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein.

+  Includes 150,000, 295,000 and 5,000 shares for the Phillips-Van Heusen Corporation Associates Investment Plans for Hourly Associates, Salaried Associates and Residents of the Commonwealth of Puerto Rico, respectively.

* Estimated solely for the purpose of calculating the registration fee.  Computed pursuant to Rule 457(c) and (h), upon the basis of the average of the high and low prices of the Phillips-Van Heusen Corporation's Common Stock as reported in the consolidated reporting system for the New York Stock Exchange on June 9, 2005.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

We are subject to the informational requirements of the Securities Exchange Act.  In accordance therewith, we file reports and other information with the SEC.  The following documents, or portions thereof, filed by us with the SEC pursuant to the Exchange Act are incorporated by reference in this Registration Statement:

(a)

our Annual Report on Form 10-K for the fiscal year ended January 30, 2005, filed on April 14, 2005;

(b)

our Current Report on Form 8-K filed on April 20, 2005;

(c)

our Quarterly Report on Form 10-Q for the quarterly period ended May 1, 2005, filed on June 9, 2005;

(d)

the Annual Report on Form 11-K for the fiscal year ended December 31, 2003 of the Phillips-Van Heusen Corporation Associates Investment Plan for Hourly Associates and the Phillips-Van Heusen Corporation Associates Investment Plan for Salaried Associates, filed on June 23, 2005;

(e)

the Annual Report on Form 11-K for the fiscal year ended December 31, 2003 of the Phillips-Van Heusen Corporation Associates Investment Plan for Residents of the Commonwealth of Puerto Rico, filed on June 23, 2005; and

(f)

the information in respect of our Common Stock under the caption "Description of Capital Stock" contained in our Registration Statement on Form S-3 (Registration No. 33-46770) filed on March 27, 1992.

All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act, prior to the filing of a post-effective amendment hereto indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, are deemed to be incorporated by reference in this Registration Statement and to be a part of this Registration Statement from the respective dates of filings of such documents.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Our by-laws provide that we may indemnify any person to the full extent permitted by the Delaware General Corporation Law, the law of the state in which we are incorporated.  Section 145 of the Delaware General Corporation Law empowers a corporation, within certain limitations, to indemnify any person against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any suit or proceeding to which he is a party by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, as long as he acted in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the corporation.  With respect to any criminal proceeding, he must have had no reasonable cause to believe his conduct was unlawful.  In addition, our

Certificate of Incorporation provides for a director or officer to be indemnified unless his acts (1) constituted a breach of his fiduciary duties to us or our stockholders, (2) were committed in bad faith or were the result of active or deliberate dishonesty, (3) violated Section 174 of the Delaware General Corporation Law or (4) resulted in a personal gain or financial profit or other advantage to which he is not legally entitled.  We also have in effect directors’ and officers’ liability insurance.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Exhibit Number

Description

4.1

Phillips-Van Heusen Associates Investment Plan for Hourly Associates (incorporated by reference to Exhibit 4(a) to the Registration Statement on Form S-8, Registration No. 33-46810).

4.2

Phillips-Van Heusen Associates Investment Plan for Salaried Associates  (incorporated by reference to (incorporated by reference to Exhibit 4(a) to the Registration Statement on Form S-8, Registration No. 33-46810)).

4.3

Phillips-Van Heusen Corporation Associates Investment Plan for Residents of the Commonwealth Puerto Rico (incorporated by reference to Exhibit 4(a) to the Registration Statement on Form S-8, Registration No. 33-59602).

4.4

Specimen of Common Stock certificate (incorporated by reference to Exhibit 4 to our Annual Report on Form 10-K for the fiscal year ended January 31, 1981).

4.5

Preferred Stock Purchase Rights Agreement (the "Rights Agreement"), dated June 10, 1986 between Phillips-Van Heusen Corporation and The Chase Manhattan Bank, N.A. (incorporated by reference to Exhibit 3 to our Quarterly Report on Form 10-Q for the period ended May 4, 1986).

4.5

Amendment to the Rights Agreement, dated March 31, 1987 between Phillips-Van Heusen Corporation and The Chase Manhattan Bank, N.A. (incorporated by reference to Exhibit 4(c) to our Annual Report on Form 10-K for the year ended February 2, 1987).

4.6

Supplemental Rights Agreement and Second Amendment to the Rights Agreement, dated as of July 30, 1987, between Phillips-Van Heusen Corporation and The Chase Manhattan Bank, N.A. (incorporated by reference to Exhibit (c)(4) to our Schedule 13E-4, Issuer Tender Offer Statement, dated July 31, 1987).

4.7

Third Amendment to Rights Agreement, dated June 30, 1992, from Phillips-Van Heusen Corporation to The Chase Manhattan Bank, N.A. and The Bank of New York (incorporated by reference to Exhibit 4.5 to our Quarterly Report on Form 10-Q for the period ended April 30, 2000).

4.8

Notice of extension of the Rights Agreement, dated June 5, 1996, from Phillips-Van Heusen Corporation to The Bank of New York (incorporated by reference to Exhibit 4.13 to our Quarterly Report on Form 10-Q for the period ended April 28, 1996).

4.9

Fourth Amendment to Rights Agreement, dated April 25, 2000, from Phillips-Van Heusen Corporation to The Bank of New York (incorporated by reference to Exhibit 4.7 to our Quarterly Report on Form 10-Q for the period ended April 30, 2000).

4.10

Supplemental Rights Agreement and Fifth Amendment to the Rights Agreement dated February 12, 2003, between Phillips-Van Heusen Corporation and The Bank of New York (successor to The Chase Manhattan Bank, N.A.), as rights agent (incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K, filed on February 26, 2003).

†5.1

IRS determination letter dated September 2, 2003 relating to the Associates Investment Plan for the Associates Investment Plan for Hourly Associates.

†5.2

IRS determination letter dated September 2, 2003 relating to the Associates Investment Plan for the Associates Investment Plan for Salaried Associates.

†5.3

Opinion of Lowenstein Sandler PC regarding the compliance with ERISA of the Phillips-Van Heusen Corporation Associates Investment Plan for Residents of the Commonwealth of Puerto Rico.

†15.1

Letter re Unaudited Interim Financial Information.

†23.1

Consent of Ernst & Young LLP.

_______________

†

Filed herewith.

ITEM 9.  UNDERTAKINGS

The undersigned registrant hereby undertakes:  (1)  to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution of the securities being registered hereby not previously disclosed in the registration statement or any material change to such information in the registration statement; (2)  that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3)  to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of our annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 10th day of June 2005.

PHILLIPS-VAN HEUSEN CORPORATION
By /s/Bruce J. Klatsky Bruce J. Klatsky Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/Bruce J. Klatsky Bruce J. Klatsky	Chairman and Chief Executive Officer; Director	June 10, 2005
/s/Mark Weber Mark Weber	President and Chief Operating Officer; Director	June 10, 2005
/s/Emanuel Chirico Emanuel Chirico	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	June 10, 2005
/s/Vincent A. Russo Vincent A. Russo	Vice President and Controller (Principal Accounting Officer)	June 10, 2005
/s/Edward H. Cohen Edward H. Cohen	Director	June 10, 2005
/s/Joseph B. Fuller Joseph B. Fuller	Director	June 10, 2005
/s/Joel H. Goldberg Joel H. Goldberg	Director	June 10, 2005
/s/Marc Grosman Marc Grosman	Director	June 10, 2005
/s/David A. Landau David A. Landau	Director	June 10, 2005

/s/Harry N.S. Lee Harry N.S. Lee	Director	June 10, 2005
/s/Bruce Maggin Bruce Maggin	Director	June 10, 2005
/s/Henry Nasella Henry Nasella	Director	June 10, 2005
/s/Christian Näther Christian Näther	Director	June 10, 2005
/s/Peter J. Solomon Peter J. Solomon	Director	June 10, 2005